Exhibit 99.1

BROADRIDGE REPORTS FOURTH QUARTER AND FISCAL YEAR 2011 RESULTS

Announces 7% Dividend Increase

Provides Fiscal Year 2012 Guidance

LAKE SUCCESS, N.Y., Aug. 11, 2011 – Broadridge Financial Solutions, Inc. (NYSE:BR) today reported financial results for the fourth quarter and fiscal year 2011. For the fiscal year ended June 30, 2011, the Company reported revenues of $2,167 million, net earnings from continuing operations of $172 million, GAAP diluted earnings per share from continuing operations of $1.34, and Non-GAAP diluted earnings per share from continuing operations, excluding $6 million of IBM data center migration (the “Migration”) costs, of $1.37. This compares with revenues of $2,209 million, net earnings from continuing operations of $225 million, GAAP diluted earnings per share from continuing operations of $1.62, and Non-GAAP diluted earnings per share from continuing operations of $1.56, excluding a one-time tax benefit, for the previous fiscal year.

Commenting on the results, Richard J. Daly, Chief Executive Officer, said, “Overall, I am satisfied with our results for the quarter but disappointed with the full year results because of the previously discussed decline in event-driven revenues from their unprecedented high levels in fiscal year 2010. Our core business remains strong and has performed within expected ranges. Clear indicators of our core strength are our continuing 99% client revenue retention rate and the predictability of our core recurring revenues which continue to perform within our forecasted ranges.”

Mr. Daly added, “Our fiscal year 2012 guidance continues to show momentum with revenue growth of 8% to10%, primarily coming from recurring revenue closed sales and acquisitions, along with a 99% client revenue retention rate. Our recurring revenue closed sales are forecasted to be in the range of $110 million to $150 million. Our fiscal year 2012 guidance does not assume any improvement in event-driven revenues; however, we would expect to see some improvement during the second half of the fiscal year. Our margins before interest, taxes and the Migration costs are expected to be up approximately one percentage point, which will be driven by the growth in recurring revenues and cost containment actions we took in fiscal year 2011. This puts us in a position to deliver diluted earnings per share from continuing operations, excluding the impact of the Migration costs, in the range of $1.50 and $1.60 (Non-GAAP) and free cash flow, excluding the impact of the Migration costs, of $225 million at the mid-point of its expected range.”

Mr. Daly concluded, “I remain very confident about Broadridge and I believe that our prospects for improved performance will begin in fiscal year 2012 and continue through fiscal year 2013. We anticipate that we will continue with strong recurring revenue closed sales and high client revenue retention rates in fiscal year 2012 continuing into fiscal year 2013, where we still anticipate benefitting from the annual cost savings from the IBM agreement, some return of event-driven revenues and additional synergies from acquisitions.”

IBM Data Center Migration

In March 2010, Broadridge entered into an Information Technology Services Agreement (the “IT Services Agreement”) with IBM, under which IBM will provide certain aspects of our information technology infrastructure that are currently being provided under our data center outsourcing services agreement with ADP. The term of the IT Services Agreement expires in June 2022. Beginning with this earnings release, we will include results reported on a Non-GAAP basis excluding the impact of the Migration costs the Company recognized in fiscal year 2011 and is expected to incur in fiscal year 2012. These Migration costs are significant and we believe this information helps investors understand the effect of the Migration on reported results. During our first quarter of fiscal year 2012, we expect to finalize our Migration timeline and estimates of the total costs we will incur in connection with the Migration. We also still expect to recognize approximately $25 million in annual savings over the service life of the IT Services Agreement and we anticipate that the Migration will be complete by the end of our fiscal year 2012.

Financial Results for Fourth Quarter Fiscal Year 2011

For the fourth quarter of fiscal year 2011, revenues from continuing operations increased 3% to $776 million, compared to $751 million for the comparable period last year. The increase was driven by a positive contribution from recurring revenues including acquisitions, the Penson outsourcing services agreement, internal growth and net new business (defined as revenue from closed sales less client losses), partially offset by lower event-driven mutual fund proxy fee revenues and the corresponding distribution revenues. Pre-tax margins from continuing operations of 23.3% decreased compared to 24.3% for the same period last year as the contribution from higher fee revenues was offset by acquisition costs and the Penson outsourcing services conversion. The reduction in event-driven mutual fund proxy revenues negatively impacted margins by one percentage point and the amortization of the intangibles related to the acquisitions negatively impacted margins by 0.5 percentage point. Excluding the Migration costs, pre-tax margins from continuing operations in the fourth quarter of fiscal year 2011 were 24.2% (Non-GAAP).

Net earnings from continuing operations of $115 million decreased 1% compared to $116 million for the same period last year. Excluding the Migration costs, net earnings from continuing operations were $119 million (Non-GAAP). Diluted earnings per share from continuing operations increased to $0.91 per share on lower weighted-average shares outstanding, compared to $0.84 per share in the fourth quarter of fiscal year 2010. Excluding the Migration costs, diluted earnings per share from continuing operations were $0.94 per share (Non-GAAP).

Analysis of Fourth Quarter Fiscal Year 2011

Investor Communication Solutions

Revenues for the Investor Communication Solutions segment in the fourth quarter of fiscal year 2011 increased 1% to $617 million compared to the fourth quarter of fiscal year 2010. The increase was driven by recurring revenues including acquisitions, offset by lower event-driven mutual fund proxy revenues. Operating margin increased by 0.3 percentage point to 28.3% as a result of higher recurring revenues.

Securities Processing Solutions

Revenues for the Securities Processing Solutions segment in the fourth quarter of fiscal year 2011 increased 10% to $152 million compared to the fourth quarter of fiscal year 2010. The increase was driven by the Penson outsourcing services agreement, the City Networks, Ltd acquisition, net new business and higher trade volumes, partially offset by the carryover impact of the prior fiscal year’s client losses. Operating margin decreased by 5.4 percentage points to 13.2% as a result of the dilutive impact of the Penson outsourcing services conversion and the City Networks, Ltd acquisition.

Other

IBM Migration costs of $6 million were recorded in Other.

Financial Results for Fiscal Year 2011

For the fiscal year ended June 30, 2011, revenues from continuing operations declined by 2% to $2,167 million, compared to $2,209 million for the comparable period last year. The decrease was driven by lower event-driven fee revenues, which declined $121 million due to lower mutual fund proxy revenues, and the corresponding distribution revenues, partially offset by a positive contribution from recurring revenues from acquisitions, the Penson outsourcing services agreement, internal growth and net new business. Pre-tax margins from continuing operations of 12.4% declined compared to 15.5% for the same period last year primarily as a result of the decline in event-driven revenues. The reduction in event-driven mutual fund proxy fee revenues negatively impacted margins by 2.5 percentage points and the amortization of the intangibles related to the acquisitions negatively impacted margins by 0.5 percentage point. Excluding the Migration costs, pre-tax margins from continuing operations in the fiscal year ended June 30, 2011 were 12.7% (Non-GAAP).

Net earnings from continuing operations of $172 million decreased 24% compared to $225 million for the same period last year due to lower earnings and a one-time tax benefit in the last fiscal year. Excluding the Migration costs, Non-GAAP net earnings from continuing operations were $176 million compared to Non-GAAP net earnings from continuing operations of $217 million (excluding a one-time tax benefit) for the same period last year. Diluted earnings per share from continuing operations decreased to $1.34 per share on lower weighted-average shares outstanding, compared to $1.62 per share for the comparable period of fiscal year 2010. Excluding the Migration costs, Non-GAAP diluted earnings per share from continuing operations were $1.37 compared to Non-GAAP diluted earnings per share from continuing operations of $1.56 (excluding a one-time tax benefit) for the same period last year.

Our total closed sales of $134 million decreased 24% from last year’s comparable period and our recurring revenue closed sales of $113 million decreased 4%. Free cash flow was approximately $143 million, which was at the low end of our guidance.

During fiscal year 2011, the Company opportunistically repurchased approximately 8.7 million shares of Broadridge common stock under its stock repurchase plan, at an average price of approximately $21.83 per share. Approximately 7.6 million shares remain available under the Company’s current stock repurchase plan.

Dividend Increase

The Company’s Board of Directors declared a quarterly dividend of $0.16 per share payable on October 3, 2011 to stockholders of record on September 15, 2011. The annual dividend amount was increased approximately 7% from $0.60 per share to $0.64 per share, subject to the discretion of the Board of Directors.

Fiscal Year 2012 Financial Guidance

We anticipate revenue growth in the range of 8% to 10%, GAAP earnings from continuing operations before income taxes margin estimated in the range of 11.6% to 12.3% and Non-GAAP earnings from continuing operations before income taxes margin, excluding the Migration costs, in the range of 13.0% to 13.7%. We anticipate GAAP diluted earnings per share from continuing operations in the range of $1.34 to $1.44, and Non-GAAP diluted earnings per share from continuing operations, excluding the Migration costs, in the range of $1.50 to $1.60, based on diluted weighted-average shares outstanding of approximately 128 million shares. Free cash flow, excluding the Migration costs, is expected to be in the range of approximately $180 million to $270 million. Recurring revenue closed sales are expected to be in the range of $110 million to $150 million and total closed sales are expected to be in the range of $135 million to $175 million.

Our guidance does not take into consideration the effect of any future acquisitions, additional debt or share repurchases in excess of the repurchases needed to be at our 128 million diluted weighted-average outstanding shares guidance.

Our revolving credit facility and our term loan mature on March 29, 2012. We plan to renew both the revolving credit facility and the term loan in the first quarter of fiscal year 2012.

Non-GAAP Measures

In certain circumstances, results have been presented that are not generally accepted accounting principles measures (“Non-GAAP”) and should be viewed in addition to, and not as a substitute for, the Company’s reported results. In fiscal year 2011, net earnings from continuing operations excluding the Migration costs, diluted earnings per share from continuing operations excluding the Migration costs, pre-tax margins from continuing operations excluding the Migration costs, and free cash flow are Non-GAAP measures. These measures are adjusted to exclude costs to be incurred in connection with the Migration as Broadridge believes this information helps investors understand the effect of the Migration on reported results. In fiscal year 2010, net earnings from continuing operations and diluted earnings per share from continuing operations exclude a one-time tax benefit and are Non-GAAP measures. Free cash flow is a Non-GAAP measure and is defined as cash flow from operating activities, less capital expenditures and purchases of intangibles. Management believes such Non-GAAP measures provide investors with a more complete understanding of Broadridge’s underlying operational results. These Non-GAAP measures are indicators that management uses to provide additional meaningful comparisons between current results and prior reported results, and as a basis for planning and forecasting for future periods. Accompanying this release is a reconciliation of Non-GAAP measures to the comparable GAAP measures.

Earnings Conference Call

An analyst conference call will be held today, Thursday, August 11th at 8:30 a.m. ET. A live webcast of the call will be available to the public on a listen-only basis. To listen to the webcast and view the slide presentation, go to www.broadridge-ir.com and click on the webcast icon. The presentation will be available to download and print approximately 60 minutes before the webcast on the Broadridge Investor Relations home page at www.broadridge-ir.com. Broadridge’s news releases, current financial information, SEC filings and Investor Relations presentations are accessible on the same website.

About Broadridge

Broadridge is a technology services company focused on global capital markets. Broadridge is the market leader enabling secure and accurate processing of information for communications and securities transactions among issuers, investors and financial intermediaries. Broadridge builds the infrastructure that underpins proxy services for over 90% of public companies and mutual funds in North America; processes more than $4 trillion in fixed income and equity trades per day; and saves companies billions annually through its technology solutions. For more information about Broadridge, please visit www.broadridge.com.

Forward-Looking Statements

This press release and other written or oral statements made from time to time by representatives of Broadridge may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature, and which may be identified by the use of words like “expects,” “assumes,” “projects,” “anticipates,” “estimates,” “we believe,” “could be” and other words of similar meaning, are forward-looking statements. In particular, information appearing in the “Fiscal Year 2012 Financial Guidance” section and statements about our fiscal years 2012 and 2013 performance are forward-looking statements. These statements are based on management’s expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. These risks and uncertainties include those risk factors discussed in Part I, “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended June 30, 2011 (the “2011 Annual Report”), as they may be updated in any future reports filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date of this press release and are expressly qualified in their entirety by reference to the factors discussed in the 2011 Annual Report. These risks include: the success of Broadridge in retaining and selling additional services to its existing clients and in obtaining new clients; Broadridge’s reliance on a relatively small number of clients, the continued financial health of those clients, and the continued use by such clients of Broadridge’s services with favorable pricing terms; changes in laws and regulations affecting the investor communication services provided by Broadridge; declines in participation and activity in the securities markets; overall market and economic conditions and their impact on the securities markets; any material breach of Broadridge security affecting its clients’ customer information; the failure of Broadridge’s outsourced data center services provider to provide the anticipated levels of service; any significant slowdown or failure of Broadridge’s systems or error in the performance of Broadridge’s services; Broadridge’s failure to keep pace with changes in technology and demands of its clients; Broadridge’s ability to attract and retain key personnel; the impact of new acquisitions and divestitures; and competitive conditions. Broadridge disclaims any obligation to update or revise forward-looking statements that may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events, other than as required by law.

Contact Information

Investors:

Rick Rodick

Broadridge Financial Solutions, Inc.

Vice President, Investor Relations

(516) 472-5474

Broadridge Financial Solutions, Inc.

Consolidated Statements of Earnings

(In millions, except per share amounts)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2011	2010	2011	2010
Revenues	$776.1	$750.5	$2,166.9	$2,209.2

Cost of revenues	517.3	497.3	1,617.1	1,616.4
Selling, general and administrative expenses	74.7	69.8	270.0	241.6
Other expenses, net	2.9	0.7	10.1	9.1

Total expenses	594.9	567.8	1,897.2	1,867.1

Earnings from continuing operations before income taxes	181.2	182.7	269.7	342.1
Provision for income taxes	65.9	66.5	97.9	117.0

Net earnings from continuing operations	115.3	116.2	171.8	225.1
Earnings (Loss) from discontinued operations, net of taxes	0.9	(11.1)	(2.2)	(35.1)

Net earnings	$116.2	$105.1	$169.6	$190.0

Earnings per share:
Basic earnings per share from continuing operations	$0.93	$0.86	$1.38	$1.66
Basic income (loss) per share from discontinued operations	0.01	(0.08)	(0.02)	(0.26)

Basic earnings per share	$0.94	$0.78	$1.36	$1.40

Diluted earnings per share from continuing operations	$0.91	$0.84	$1.34	$1.62
Diluted income (loss) per share from discontinued operations	0.01	(0.08)	(0.02)	(0.25)

Diluted earnings per share	$0.92	$0.76	$1.32	$1.37

Weighted-average shares outstanding:
Basic	123.5	134.8	124.8	135.9
Diluted	126.8	137.6	128.3	139.1

Dividends declared per common share	$0.15	$0.14	$0.60	$0.56

Broadridge Financial Solutions, Inc.

Consolidated Balance Sheets

(In millions, except per share amounts)

	June 30, 2011	June 30, 2010
Assets
Current assets:
Cash and cash equivalents	$241.5	$412.6
Accounts receivable, net of allowance for doubtful accounts of $2.0 and $2.0, respectively	406.6	354.3
Other current assets	103.3	101.7
Assets of discontinued operations	—	123.8

Total current assets	751.4	992.4
Property, plant and equipment, net	83.1	87.4
Other non-current assets	186.7	159.0
Goodwill	735.6	509.5
Intangible assets, net	147.2	46.1

Total assets	$1,904.0	$1,794.4

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$119.0	$91.3
Accrued expenses and other current liabilities	230.3	261.2
Deferred revenues	33.4	34.8
Short-term borrowings	400.0	—
Liabilities of discontinued operations	—	99.1

Total current liabilities	782.7	486.4
Long-term debt	124.3	324.1
Deferred taxes	71.3	56.2
Other non-current liabilities	81.1	72.8
Deferred revenues	47.3	47.8

Total liabilities	1,106.7	987.3

Commitments and contingencies

Stockholders’ equity:
Preferred stock: Authorized, 25.0 shares; issued and outstanding, none	—	—
Common stock, $0.01 par value: Authorized, 650.0 shares; issued, 149.6 shares and 145.9 shares, respectively; outstanding, 123.7 and 129.2 shares, respectively	1.5	1.5
Additional paid-in capital	667.4	587.8
Retained earnings	642.2	546.9
Treasury stock—at cost, 25.9 and 16.7 shares, respectively	(529.9)	(327.7)
Accumulated other comprehensive income (loss)	16.1	(1.4)

Total stockholders’ equity	797.3	807.1

Total liabilities and stockholders’ equity	$1,904.0	$1,794.4

Broadridge Financial Solutions, Inc.

Segment Results

(In millions)

	Revenues
	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2011	2010	2011	2010
Investor Communication Solutions	$616.9	$609.9	$1,559.4	$1,669.6
Securities Processing Solutions	151.9	138.4	593.6	535.9
Other	0.1	0.1	0.2	2.4
Foreign currency exchange	7.2	2.1	13.7	1.3

Total	$776.1	$750.5	$2,166.9	$2,209.2

	Earnings (Loss) from Continuing Operations before Income Taxes
	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2011	2010	2011	2010
Investor Communication Solutions	$174.3	$170.5	$213.4	$272.8
Securities Processing Solutions	20.1	25.8	87.4	99.3
Other	(17.0)	(15.7)	(41.3)	(34.1)
Foreign currency exchange	3.8	2.1	10.2	4.1

Total	$181.2	$182.7	$269.7	$342.1

Broadridge Financial Solutions, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(In millions, except per share amounts)

	Pre-Tax Margins from Continuing Operations
	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2011	2010	2011	2010
Earnings from Continuing Operations before Income Taxes (GAAP)	$181.2	$182.7	$269.7	$342.1
IBM Migration costs	6.3	—	6.3	—

Total (Non-GAAP)	$187.5	$182.7	$276.0	$342.1

Pre-tax Margins (Non-GAAP)	24.2%	24.3%	12.7%	15.5%

	Net Earnings from Continuing Operations
	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2011	2010	2011	2010
Net Earnings from Continuing Operations (GAAP)	$115.3	$116.2	$171.8	$225.1
One-time tax benefit	—	—	—	(8.0)
IBM Migration costs	4.0	—	4.0

Total (Non-GAAP)	$119.3	$116.2	$175.8	$217.1

	Diluted Earnings Per Share from Continuing Operations
	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2011	2010	2011	2010
Diluted Earnings Per Share from Continuing Operations (GAAP)	$0.91	$0.84	$1.34	$1.62
One-time tax benefit	—	—	—	(0.06)
IBM Migration costs	0.03	—	0.03	—

Total (Non-GAAP)	$0.94	$0.84	$1.37	$1.56

Broadridge Financial Solutions, Inc.

Reconciliation of Non-GAAP to GAAP Measures

EBIT Reconciliation

(In millions)

	FY11	FY12 Guidance Range
	Actual	Low	High
EBIT (Non-GAAP/excluding IBM Migration costs)	$285	$323	$343

Margins (Non-GAAP)	13.1%	13.8%	14.4%
Interest & Other	(8)	(17)	(17)

Total EBT (Non-GAAP/excluding IBM Migration costs)	$276	$306	$326

Margins (Non-GAAP)	12.7%	13.0%	13.7%
IBM Migration costs	(6)	(33)	(33)

Total EBT (GAAP)	$270	$273	$293

Margins (GAAP)	12.4%	11.6%	12.3%

Broadridge Financial Solutions, Inc.

Reconciliation of GAAP to Non-GAAP Measures

Fiscal Year 2012 Guidance

(In millions, except per share amounts)

	FY12 Guidance Range
	Low	High
Earnings from Continuing Operations before Income Taxes (GAAP)	$273.2	$293.0
IBM Migration costs	32.7	32.7

Earnings from Continuing Operations before Income Taxes (Non-GAAP)	$305.9	$325.7

Pre-tax Margins (GAAP)	11.6%	12.3%
Pre-tax Margins (Non-GAAP)	13.0%	13.7%

	FY12 Guidance Range
	Low	High
Diluted EPS from Continuing Operations (GAAP)	$1.34	$1.44
IBM Migration costs	0.16	0.16

Diluted EPS from Continuing Operations (Non-GAAP)	$1.50	$1.60

Broadridge Financial Solutions, Inc.

Reconciliation of GAAP to Non-GAAP Measures

Free Cash Flow

(In millions)

	FY11	FY12
		Guidance Range
	Actual	Low	High
Net Earnings from Continuing Operations (GAAP)	$172	$172	$184
Depreciation and amortization	72	95	100
Stock-based compensation expense	30	31	31
Other	5	(5)	5

Subtotal	279	293	320

Working capital changes	(51)	(30)	—
Long-term assets & liabilities changes Includes IBM Migration costs of $(6) and ~$(33) for FY11 and FY12, respectively	(38)	(55)	(45)

Net cash flow provided by continuing operating activities	190	208	275

Cash Flows From Investing Activities
IBM/ITO data center investment	(7)	(15)	(10)
Penson	—	(20)	(15)
Capital expenditures and intangibles	(40)	(65)	(55)

Free cash flow (Non-GAAP)(a)	$143	$108	$195

(a)	FY12 ranges include the impact of ~$73M of IBM Migration costs. When added back to the FY12 ranges, free cash flow would be ~$225M at the mid-point of its expected range.